Exhibit 2.2

                           MAKE GOOD ESCROW AGREEMENT

     This Make Good Escrow Agreement (the "MAKE GOOD AGREEMENT"), dated effective as of June 23, 2011, is entered into by and among Stevia Corp., a Nevada corporation (the "COMPANY"), Greenberg Traurig, LLP, as escrow agent ("ESCROW AGENT") and George Blankenbaker (the "SELLING SHAREHOLDER").

WHEREAS, in connection with the execution of this Make Good Agreement, the Company, Stevia Ventures International Ltd., a company organized under the laws of the British Virgin Islands ("BVI") and the Selling Shareholder have entered into the Exchange Agreement pursuant to which the Selling Shareholder exchanged all the outstanding shares of BVI for shares of common stock in the Company (the "EXCHANGE");

WHEREAS, as an inducement to the Company to enter into the Exchange, the Selling Shareholder agreed to have a portion of the Exchange Shares placed into escrow for the benefit of the Company in the event the combined business of the Company after the Exchange fails to achieve certain business milestones as set forth on Exhibit A hereto (each a "MILESTONE" and collectively, the "MILESTONES"); and WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

     1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Exchange Agreement will have the meanings given such terms in the Exchange Agreement.

     2. Appointment of Escrow Agent. The Selling Shareholder and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement. Escrow Agent hereby agrees to act as escrow agent in this transaction and subject to the terms of this Make Good Agreement. The Parties hereby appoint the Escrow Agent as their joint agent for the purpose of holding and disbursing the Escrow Shares (as defined below) stated herein pursuant to the terms and provisions hereof. The Selling Shareholder agrees to waive any actual or potential conflicts that may arise out of Escrow Agent's duties hereunder, and agrees that in the event of any controversy of dispute hereunder, Escrow Agent may continue its legal representation of the Company. Additionally, in the event of any controversy or litigation between the Company and the Selling Shareholder, the Selling Shareholder agrees to waive any actual or potential conflicts, and agrees and acknowledges that Escrow Agent shall not be precluded from its legal representation of the Company as against the Selling Shareholder or any third party.

     3. Establishment of Escrow. Within seven business days following the Closing Date, the Company shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 6,000,000 shares of common stock of the Company (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) registered in the names of the Selling Shareholder in such proportions as set forth on Exhibit A to the Exchange Agreement (the "ESCROW SHARES"), and the Selling Shareholder shall deliver a stock power executed in blank (or such other instruments of transfer as in accordance with the requirements of the Company's Transfer Agent). The Company understands and agrees that the Selling Shareholder's right to return of the Escrow Shares shall continue to run to the benefit of the Selling Shareholder even if the Selling Shareholder shall have transferred or sold all or any portion of its Escrow Shares, and that the Selling Shareholder shall have the right to assign its rights to return of all or any such shares of common stock to other persons in conjunction with negotiated sales or transfers of any of its Escrow Shares. As
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used in this Make Good Agreement, "TRANSFER AGENT" means Routh Stock Transfer,
Inc. or such other entity hereafter retained by the Company as its stock transfer agent as specified in writing from the Company to the Escrow Agent and the Selling Shareholder.

     4. Representations of Selling Shareholder. The Selling Shareholder represents and warrants to the Company as follows:

     a. The Selling Shareholder has all individual power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by the Selling Shareholder, and when delivered by the Selling Shareholder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Selling Shareholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     b. All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to the Company hereunder, the Company will receive full right, title and authority to such shares.

     c. Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Selling Shareholder pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Selling Shareholder, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

     5. Disbursement of Escrow Shares.

     a. Upon achievement of any Milestone on or before the date associated with such Milestone on Exhibit A, the Company shall promptly provide written notice to the Escrow Agent and the Selling Shareholder of such achievement (each a "COMPLETION NOTICE"). Upon the passage of any Milestone date set forth on Exhibit A for which the Company has not achieved the associated Milestone, the Company shall promptly provide written notice to the Escrow Agent and the Selling Shareholder of such failure to achieve the milestone (each a "NONCOMPLETION NOTICE"). In carrying out its duties under this Make Good Agreement, the Escrow Agent need only rely on such written notices received from the Company and will disregard any contrary instructions.

     b. The Selling Shareholder agrees that if the Escrow Agent has received a Noncompletion Notice with respect to a Milestone, the Escrow Agent shall instruct the Transfer Agent to transfer to the Company for no additional consideration, the portion of the Escrow Shares allocated to such Milestone, as indicated on Exhibit A, (as adjusted for any stock splits, stock combinations, stock dividends or similar transactions). The Selling Shareholder shall promptly provide any written instruction (with a copy to the Company) requested by the Escrow Agent in connection with such transfer, provided that the failure of the Selling Shareholder to provide such written instructions shall not affect the authority of the Escrow Agent to make such transfer.

     c. Upon receipt of a Completion Notice, the Selling Shareholder shall immediately provide written instruction (with a copy to the Company) to the Escrow Agent to release the Escrow Shares associated with the Milestone described in the Completion Notice to the Selling Shareholder within seven business days of receipt of such instruction.

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     6. Duration. This Make Good Agreement shall terminate on the sooner of (i)
the distribution of all the Escrow Shares, or (ii) December 31, 2013.

     7. Escrow Shares. If Escrow Shares are deliverable to the Company in accordance with this Make Good Agreement, the Selling Shareholder covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from the Selling Shareholder to the Company, to the extent not done so in accordance with Section 5. Until such time as (if at all) the Escrow Shares are required to be delivered in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Selling Shareholder.

     8. Interpleader and Other Resolutions of Controversies Among the Parties. Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive any Escrow Shares, Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing the Escrow Agent. If Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in the State of California, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent. Should any controversy arise among the parties hereto or any third person with respect to this Make Good Agreement, Escrow Agent may also, at its discretion, hold all funds, documents and instruments, and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's sole discretion, it deems reasonable. Escrow Agent may await settlement of any controversy by appropriate legal proceeding or otherwise, notwithstanding any provision of this Escrow Agreement or related agreements to the contrary. In the event of a controversy, Escrow Agent shall not be liable for interest on any money held in escrow or damages for nondelivery thereunder.

     9. Exculpation and Indemnification of Escrow Agent.

     a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Escrow Agent is not charged with any obligation to conduct any investigation into the Milestone or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person in connection with delivery or failure to deliver a Completion Notice or Noncompletion Notice, Escrow Agent shall not have any obligation or liability to any party hereunder.

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     b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of California upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

     c. The Company and the Selling Shareholder each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent hereunder; except, that if Escrow Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 9 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

     10. Resignation of Escrow Agent. At any time, upon ten days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent designated by both the Company and the Selling Shareholder, the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the ten day period following the giving of notice of resignation by Escrow Agent, the Company and Selling Shareholder shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction. Upon the transfer of and accounting for the Escrow Shares as set forth in this Section 10, the Escrow Agent shall be fully relieved of all liability under this Agreement to any and all parties.

     11. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by fax, registered or certified mail, return receipt requested, or overnight courier, to the addresses listed below:

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If to the Company:

     Stevia Corp.
     6451 Buck Creek Parkway
     Indianapolis, IN 46227
     Attention: Chief Executive Officer
     Telephone:  (206) 652-3570
     with a copy to:

     Greenberg Traurig, LLP
     Attention: Mark C. Lee, Esq.
     1201 K Street, Suite 1100
     Sacramento, California 95814
     Telephone:  (916) 442-1111
     Facsimile:  (916) 448-1709

If to the Escrow Agent:

     Greenberg Traurig, LLP
     Attention: Mark C. Lee, Esq.
     1201 K Street, Suite 1100
     Sacramento, California 95814
     Telephone:  (916) 442-1111
     Facsimile:  (916) 448-1709

If to the Selling Shareholder:

     George Blankenbaker
     6451 Buck Creek Parkway
     Indianapolis, IN 46227

If to the Transfer Agent:

     Routh Stock Transfer, Inc.
     6860 N Dallas Parkway, Suite 200
     Plano, TX 75024
     Attn:  Jason Freeman
     Telephone:  (972) 381-2782
     Facsimile:  (972) 381-2783

     12. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be

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subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

     14. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

     15. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

     16. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.


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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.


                                    COMPANY:

                                    STEVIA CORP.

                                    By: /s/ Mohanad Shurrab
                                       -------------------------------------
                                    Name:  Mohanad Shurrab
                                    Title: President



                                    ESCROW AGENT:

                                    GREENBERG TRAURIG, LLP

                                    By: /s/ Greenberg Traurig, LLP
                                       -------------------------------------
                                         Greenberg Traurig, LLP
                                    Its: Escrow Agent



                                    SELLING SHAREHOLDER:

                                    GEORGE BLANKENBAKER

                                    /s/ George Blankenbaker
                                    ----------------------------------------


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